Exhibit (n)(15) under Form N-1A

Exhibit 99 under Item 601/Reg. S-K

AUTOMATED Shares Exhibit

To

Multiple Class Plan

EFFECTIVE June 13, 2014

1. Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Automated Shares will consist of sales and shareholder servicing by financial intermediaries. Financial intermediaries may receive shareholder service fees for services provided. In connection with this basic arrangement, Automated Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Automated Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee Recordkeeping Fee	Up to 25 basis points (0.25%) of the average daily net asset value Up to 10 basis points (0.10%) of the average daily net asset value
12b-1 Fee	None
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Automated Shares as described in Section 3 of the Plan

2. Conversion and Exchange Privileges

For purposes of Rule 18f-3, Automated Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privileges:	Automated Shares may be exchanged for Automated Shares of any other Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Federated Liberty U.S. Government Money Market Trust and Class R Shares.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, after the payment of any redemption fees to the Fund. Exchanges shall be treated in the same manner as a redemption and purchase.

Schedule of Funds
Offering AUTOMATED Shares

The Funds set forth on this Schedule each offer Automated Shares on the terms set forth in the Automated Shares Exhibit to the Multiple Class Plan.

Multiple Class Company Series

Money Market Obligations Trust
Federated Prime Obligations Fund
Federated Treasury Obligations Fund